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                                                                    Exhibit 99.1

                                TRUST INSTRUMENT
                            SAFECO MANAGED BOND TRUST

                                    EXHIBIT A

Safeco Intermediate-Term Bond Fund
     Investor Class
     Advisor Class A
     Advisor Class B
     Advisor Class C


As of October 1, 2003